Exhibit 10.2

FIRST AMENDMENT TO

AGREEMENT OF ROBERT HINES

WHEREAS, Heidrick & Struggles International, Inc. (the “Company”) and Robert Hines are parties to a letter agreement dated April 23, 2008 regarding the terms of Mr. Hines’ employment with the Company (the “Agreement”), and the parties now desire to amend the Agreement to reflect Mr. Hines’ new role and to comply with Internal Revenue Code Section 409A and the guidance and regulations thereunder, to the extent applicable.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to amend the Agreement as follows, effective as of April 23, 2008:

1.	By replacing the entire paragraph of Section 2 to read as follows:

You will serve as Managing Partner, Global Operations reporting directly to the Chief Executive Officer.

2.	By amending the second sentence of Section 12.c to read as follows:

Given your transition from Canada, you will continue to be eligible for severance benefits in the event the Company terminates your employment without Cause, as defined in Section 12.d below. In such case, severance benefits equal to one year of your Base Salary plus your Target Bonus will be paid in a lump sum no later than 30 days after you deliver to the Company an executed release, but in no event later than March 15th of the calendar year following the calendar year in which your termination occurs.

IN WITNESS WHEREOF, the parties have executed this First Amendment to the Agreement.

HEIDRICK & STRUGGLES INTERNATIONAL, INC.

By:
Its:
Date:

ROBERT HINES

Date: